HILTON HOTELS CORPORATIONS
9336 Civic Center Drive
Beverly Hills, California 90210

May 3, 2002

Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

Re:	Registration Statement on Form S-3 for resale of 5,200,000 shares of Common Stock of Hilton Hotels Corporation

Ladies and Gentlemen:

        I am Vice President and Senior Counsel of Hilton Hotels Corporation (the "Company"). At your request, I have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 5,200,000 shares of Common Stock, par value 2.50 per share (the "Shares"), of the Company.

        I am familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

        Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.

        I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ BRYAN S. WHITE
Bryan S. White Vice President and Senior Counsel